55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
                                                             E-Business Services
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto@

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Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181

The Bank of New York
101 Barclay Street
New York, New York 10286

Unit Investment Trust Dept.

         Re: Van Kampen Focus Portfolios Insured Income Trust, Series 84

Gentlemen:
     We have examined Registration Statement File Nos. 333-67066 for the above mentioned trusts. We hereby acknowledge that Kenny S &P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny co., Inc. as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                  Vice President